Exhibit 97

Tower Semiconductor Ltd.
Incentive Compensation Clawback Policy

1.	Purpose

The purpose of the Tower Semiconductor Ltd. Incentive Compensation Clawback Policy (this “Policy”) is to provide for the recovery of certain Incentive-Based Compensation in the event of an Accounting Restatement. This Policy is intended to comply with, and to be administered and interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Listing Rule 5608 adopted by the Nasdaq Stock Market LLC (“Nasdaq”) (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meanings set forth in the Appendix attached hereto.

2.	Policy for Recovery of Erroneously Awarded Compensation

In the event of an Accounting Restatement, it is the Company's policy to recover reasonably promptly the amount of any Erroneously Awarded Compensation Received during the Recovery Period.

3.	Application of Policy

This Policy applies to Incentive-Based Compensation Received by an Executive Officer (i) on or after the Nasdaq Effective Date, from the date on which such individual began service as an Executive Officer, (ii) if that person served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation, and (iii) while the Company had a listed class of securities on a national securities exchange.

4.	Administration

4.1.
This Policy shall be administered by the Compensation Committee. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

4.2.
The Company is authorized to take appropriate steps to implement this Policy and may effect recovery hereunder by: (i) requiring payment to the Company, (ii) set-off, (iii) reducing compensation, or (iv) such other means or combination of means as the Compensation Committee determines to be appropriate.

4.3.
The Company need not recover Erroneously Awarded Compensation if and to the extent that the Compensation Committee or a majority of the independent members of the Board determines that such recovery is impracticable and not required under Rule 10D-1 and the Listing Standards, when the Compensation Committee or a majority of the independent members of the Board determines that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover, (ii) recovery would violate home country law adopted prior to November 28, 2022, after obtaining the opinion of home country counsel, or (iii) recovery would likely cause an otherwise tax-qualified broad-based retirement plan to fail the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

4.4.	Any determinations made by the Compensation Committee under this Policy shall be final and binding on all affected individuals and need not be uniform among affected individuals.

5.	Other Recovery Rights; Company Claims

Any right of recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any compensation recovery policy in any employment agreement, plan or award agreement, or pursuant to the terms of any other compensation recovery policy of the Company. Nothing contained in this Policy and no recovery hereunder shall limit any claims, damages, or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.

6.	Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of U.S. federal securities laws, the Listing Standards and/or any rules or standards adopted by a national securities exchange on which the Company's securities are listed.

7.	Indemnification Prohibition

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company shall not indemnify any Executive Officer with respect to amount(s) recovered under this Policy or claims relating to the enforcement of this Policy against such Executive Officer, including any payment or reimbursement for the cost of third-party insurance purchased by such Executive Officer to fund potential clawback obligations hereunder.

8.	Amendment; Termination

The Board or the Compensation Committee may amend or terminate this Policy from time to time in its discretion as it deems appropriate and shall amend this policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company's securities are listed; provided, however, that no amendment or termination of this Policy shall be effective to the extent it would cause the Company to violate any U.S. federal securities laws, Securities and Exchange Commission rules or the rules or standards of any national securities exchange on which the Company's securities are listed.

9.	Successors

This Policy shall be binding and enforceable against all individuals who are or were Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

10.	Effective Date

This Policy was approved by the Compensation Committee on November 26, 2023 and is effective only for Incentive-Based Compensation Received on or after the Nasdaq Effective Date.

APPENDIX

Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:

“Accounting Restatement” means an accounting restatement of the Company's financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement required to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Board” means the Company's Board of Directors.

“Company” means Tower Semiconductor Ltd., a company organized under the laws of the State of Israel  and its affiliates.

“Compensation Committee” means the Compensation Committee of the Board.

“Erroneously Awarded Compensation” means the amount, as determined by the Compensation Committee, of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by the Executive Officer had it been determined based on the restated amounts. For Incentive-Based Compensation based on stock price or total shareholder return, the Compensation Committee will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company will maintain documentation of the determination of that reasonable estimate and provide the documentation to Nasdaq. In all cases, the amount to be recovered will be calculated without regard to any taxes paid by the Executive Officer with respect to the Erroneously Awarded Compensation.

“Executive Officers” means the Company's current and former executive officers as determined by the Compensation Committee in accordance with Rule 10D-1 and the Listing Standards. Generally, Executive Officers include any executive officer designated an Executive Officers under the Company’s
Compensation Policy for Executive Officers and Directors as in place from time to time.

“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based wholly or in part on the Company's stock price or total shareholder return. A Financial Reporting Measure need not be presented within the Company's financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means the portion of any compensation granted, earned, or vested based in whole or in part on the Company's attainment of a Financial Reporting Measure.  Incentive-Based Compensation is deemed to be “Received" for purposes of this Policy in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

“Nasdaq Effective Date” shall mean October 2, 2023.

“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the applicable Accounting Restatement and any “transition period” as described under Rule 10D-1 and the Listing Standards. For purposes of this Policy, the “date that the Company is required to prepare the applicable Accounting Restatement” is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.